EXHIBIT 12.3

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES







                                                 Year ended December 31,
                                         ---------------------------------------
Millions of dollars                         2001    2000    1999    1998    1997
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
Earnings from continuing operations      $  626  $  746  $  141  $  115  $  633
Provision for income taxes                  457     500     128     181      90
Minority interests                           41      16      16       7       9
Distributions (less than) greater than
  earnings from equity investments           69     (57)     (4)     (2)    (65)
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      Earnings subtotal (a)               1,193   1,205     281     301     667
Fixed charges included in earnings:
   Interest expense                         192     210     199     177     183
   Interest portion of rentals (b)           19      20      22      20      23
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      Fixed charges subtotal                211     230     221     197     206
Earnings from continuing operations
   available before fixed charges        $1,404  $1,435  $  502  $  498  $  873
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Fixed charges:
   Fixed charges included in earnings       211     230     221     197     206
   Capitalized interest                      27      13      16      26      35
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      Total fixed charges                $  238  $  243  $  237  $  223  $  241
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Ratio of earnings from continuing operations
    to fixed charges                        5.9     5.9     2.1     2.2     3.6
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
(a) Includes pre-tax impairment of :        137      66      23     102      69

The ratio of earnings, excluding
  impairment, to fixed charges would be     6.5     6.2     2.2     2.7     3.9

(b) Calculated as one-third of operating rental expense.